     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1995
                                                    REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ALEX. BROWN INCORPORATED
             (Exact name of registrant as specified in its charter)

                   MARYLAND                                    52-1434118
(State or other jurisdiction of incorporation     (I.R.S. Employer Identification No.)
               or organization)

                           135 EAST BALTIMORE STREET
                              BALTIMORE, MD 21202
                                 (410) 727-1700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ROBERT F. PRICE
                         SECRETARY AND GENERAL COUNSEL
                            ALEX. BROWN INCORPORATED
                           135 EAST BALTIMORE STREET
                              BALTIMORE, MD 21202
                                 (410) 727-1700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

                     FAITH D. GROSSNICKLE                                             WILLIAM J. GRANT, JR.
                      SHEARMAN & STERLING                                           WILLKIE FARR & GALLAGHER
                     599 LEXINGTON AVENUE                                             153 EAST 53RD STREET
                     NEW YORK, N.Y. 10022                                             NEW YORK, N.Y. 10022
                        (212) 848-8015                                                   (212) 821-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []
                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                                                AGGREGATE            AGGREGATE
           TITLE OF EACH CLASS OF                AGGREGATE AMOUNT TO BE         OFFERING             OFFERING
         SECURITIES TO BE REGISTERED                   REGISTERED            PRICE PER UNIT          PRICE(1)
 Convertible Debt Securities; Debt
    Securities;
    and Common Stock(2)......................        $150,000,000(3)               (4)             $150,000,000
           TITLE OF EACH CLASS OF                  AMOUNT OF
         SECURITIES TO BE REGISTERED           REGISTRATION FEE
 Convertible Debt Securities; Debt
    Securities;
    and Common Stock(2)......................     $51,725(4)

(1) United States dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.
(2) Includes such presently indeterminate number of shares of Common Stock, par value $.10 per share, of the Registrant which may be issuable from time to time upon conversion or exchange of the Convertible Debt Securities registered hereunder.
(3) This Registration Statement also relates to offers and sales of Debt Securities in connection with market-making transactions by and through affiliates of the Registrant, including Alex. Brown & Sons Incorporated.
(4) The aggregate offering price per unit has been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933. The aggregate amount registered reflects the offering price rather than the principal amount of any Debt Securities issued at a discount.
    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES
ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                             DATED JULY 10, 1995
                                  $150,000,000
                            ALEX. BROWN INCORPORATED
                                DEBT SECURITIES
                          CONVERTIBLE DEBT SECURITIES
     Alex. Brown Incorporated (the "Company") may offer and issue from time to time notes, debentures or other evidences of indebtedness ("Debt Securities") in one or more series, which may be convertible ("Convertible Debt Securities") into shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"). Debt Securities, including any Convertible Debt Securities, may be issuable in registered form without coupons or in bearer form with or without coupons attached. The Company will offer Debt Securities to the public on terms determined by market conditions. Debt Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as the Company specifically designates. The Debt Securities, including any Convertible Debt Securities, and the Common Stock underlying any such Convertible Debt Securities are hereinafter collectively referred to as the "Securities".
     The accompanying Prospectus Supplement will set forth the specific terms of the Debt Securities, including the ranking as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, redemption terms, interest rate (or manner of calculation thereof), time of payment of interest (if any), terms for any conversion (including the terms relating to the adjustment thereof), listing (if any) on a securities exchange and any other specific terms of the Debt Securities. The accompanying Prospectus Supplement will also set forth the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Debt Securities being offered and the managing underwriters with respect to each series sold to or through underwriters. Any such underwriters (and any representative thereof), dealers or agents may include Alex. Brown & Sons Incorporated ("Alex. Brown").
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY     OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
    Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.
    Following the initial distribution of a series of Securities, Alex. Brown may offer and sell previously issued Debt Securities in the course of its business as a broker-dealer. Alex. Brown may act as principal or agent in such transactions. This Prospectus and the accompanying Prospectus Supplement may be used by Alex. Brown in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.
                               ALEX. BROWN & SONS
                                  INCORPORATED
                  The date of this Prospectus is July   , 1995
     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                             AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock, par value $.10 per share (the "Common Stock"), is listed on the New York Stock Exchange ("NYSE"). Reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994 and Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1995 have been filed with the Commission and are incorporated herein by reference. The Company incorporates by reference herein the description of the Company's Common Stock contained in Item 4 of the Company's Registration Statement on Form 8-A filed with the Commission on February 27, 1986, pursuant to Section 12(g) of the Exchange Act, as amended from time to time.
     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the offering of the Securities and (ii) the date on which Alex. Brown ceases offering and selling previously issued Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
     Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company, 135 East Baltimore Street, Baltimore, Maryland 21202, Attention: Beverly L. Wright, Chief Financial Officer (telephone number (410) 727-1700).
     IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                                  THE COMPANY
     Alex. Brown Incorporated (together with its subsidiaries, the "Company"), incorporated in l986, is a holding company which is the successor to the investment banking and brokerage business founded in 1800 by Alexander Brown. The firm began operating in partnership form in approximately 1805 and continued in that form until 1984 when the firm's investment banking and securities brokerage businesses were transferred to Alex. Brown & Sons Incorporated ("Alex. Brown"), the Company's principal operating subsidiary.
     Through Alex. Brown, the Company provides investment services to individual and institutional investors, and investment banking services to corporate and municipal clients. To support the investment services provided to individual and institutional investors, the Company effects transactions in equity and debt securities as both agent and principal. In addition, the Company's Research Division supplies investment advice to individual and institutional investors regarding corporate securities in selected industry sectors, including consumer products and services, environmental services, financial services, health care, industrial technologies, media/communications, technology and transportation. The Company provides investment banking services to corporate clients primarily in the industry sectors selected for research coverage. The Company also provides investment banking services to municipal clients, including, for example, states, counties, cities, transportation authorities, sewer and water authorities, and housing and health and higher education agencies.
     The Company's operations are conducted from 24 offices in 14 states and the District of Columbia and from representative offices in London, England, Geneva, Switzerland and Tokyo, Japan. The Company's principal office is in Baltimore, with other offices in major cities including New York, San Francisco, Los Angeles, Boston, Chicago, Dallas, Atlanta, Philadelphia and Washington, D.C.
     Alex. Brown is a member of the NYSE, The American Stock Exchange, Inc., the Chicago Board Options Exchange, Inc., other regional securities exchanges and the National Association of Securities Dealers, Inc. (the "NASD"). Alex. Brown is also a member of the Securities Investor Protection Corporation ("SIPC"), and with respect to its representative office in London, the Securities and Futures Authority. The Company's principal executive offices are located at 135 East Baltimore Street, Baltimore, Maryland 21202 and its telephone number is (410) 727-1700. Unless the context otherwise requires, the term "Company" means Alex. Brown Incorporated and its consolidated subsidiaries.
                                USE OF PROCEEDS
     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities offered hereby will be used for general corporate purposes of the Company, which may include additions to working capital, the repayment of indebtedness and investments in, or extensions of credit to, subsidiaries.
                       RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for the Company for the periods indicated. Information for the three months ended March 31, 1995 and March 25, 1994 was derived from unaudited condensed consolidated financial statements of the Company. Information for each of the years in the five-year period ended December 31, 1994 was derived from the audited consolidated financial statements of the Company.

                                                                     THREE MONTHS ENDED
                                                                    MARCH 31    MARCH 25           YEARS ENDED DECEMBER 31
                                                                      1995        1994      1994    1993    1992    1991    1990
Ratio of earnings to fixed charges...............................      4.3         6.8       5.3     8.5     7.1     5.8     1.4

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income from operations before income taxes and fixed charges. Fixed charges for the purpose of calculating the ratio of earnings to fixed charges consist of interest expense and that portion of rentals deemed representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES
     The Debt Securities will constitute either senior or subordinated debt of the Company and, unless otherwise specified in a Prospectus Supplement, will be issued, in the case of Debt Securities that will be senior debt, under a Senior Indenture dated as of July 10, 1995 (the "Senior Debt Indenture"), between the Company and Chemical Bank, as Trustee, and, in the case of Debt Securities that will be subordinated debt, under a Subordinated Indenture dated as of July 10, 1995 (the "Subordinated Debt Indenture"), between the Company and Bankers Trust Company ("Bankers Trust"), as Trustee. The Senior Debt Indenture and Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures". Chemical Bank and Bankers Trust are hereinafter referred to individually as a "Trustee" and collectively as the "Trustees".
     The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain capitalized terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and the Company's negative pledge. See "Subordinated Debt" and "Certain Covenants". The Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are sometimes referred to herein as the "Offered Debt Securities". As used under this caption, the term "Company" means Alex. Brown Incorporated. GENERAL
     Neither of the Indentures limits the amount of additional indebtedness that the Company or any of its subsidiaries may incur. The Debt Securities will be unsecured senior or subordinated obligations of the Company. Substantially all of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain of the Company's subsidiaries, including Alex. Brown, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and various domestic and foreign regulatory bodies.
     The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units ("ECUs"). Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.
     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or interest will or may be payable;
(iii) any date of maturity; (iv) interest rate or rates (or the method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (vii) any repayment, redemption, prepayment or sinking fund provisions; (viii) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities; (ix) the terms, if any, on which such Debt Securities may be converted into or exchanged for stock or other securities of the Company, any specific terms relating to the adjustment thereof and the period during which such Debt Securities may be so converted or exchanged; (x) listing (if any) on a securities exchange; (xi) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. Person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (xii) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.
     Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.
     Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.
     Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.
GLOBAL SECURITIES
     The registered Debt Securities of a series may be issued in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depositary (a "Debt Depositary") or with a nominee for a Debt Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Debt Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Debt Depositary for such Registered Global Security to a nominee of such Debt Depositary or by a nominee of such Debt Depositary to such Debt Depositary or another nominee of such Debt Depositary or by such Debt Depositary or any such nominee to a successor of such Debt Depositary or a nominee of such successor.
     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.
     Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Debt Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Debt Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Debt Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.
     So long as the Debt Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Debt Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Debt Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Debt Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.
     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Debt Depositary or its nominee will be made to such Debt Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustees or any other agent of the Company or agent of the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     The Company expects that the Debt Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Debt Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.
     If the Debt Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Debt Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Debt Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Debt Depositary shall instruct the relevant Trustee. It is expected that such instructions will be based upon directions received by the Debt Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.
     The Debt Securities of a series may also be issued in the form of one or more bearer global Securities (a "Bearer Global Security") that will be deposited with a common depositary for the Euro-clear System currently operated by Morgan Guaranty Trust Company of New York, Brussels Office, or its successor as operator of the Euro-clear System ("Euro-clear") and Cedel S.A. or its successor ("Cedel"), or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.
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SENIOR DEBT
     The Debt Securities and, in the case of Bearer Securities, any coupons appertaining thereto (the "Coupons"), that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company. SUBORDINATED DEBT
     Unless otherwise set forth in a Prospectus Supplement, the Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as obligations (other than non-recourse obligations, the subordinated Debt Securities or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations. (Subordinated Debt Indenture, Section 1.1)
     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated Debt Securities shall have been declared due and payable upon an Event of Default pursuant to Section 5.1 of the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such subordinated Debt Securities or such Coupons. (Subordinated Debt Indenture, Section 13.1) If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.
CERTAIN COVENANTS
     NEGATIVE PLEDGE. The Senior Debt Indenture provides that the Company and any successor corporation will not, and will not permit any Subsidiary (as defined in such Indenture) to create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by such Indenture) on the Voting Securities (as defined in such Indenture) of Alex. Brown without making effective provision whereby the Debt Securities issued under such Indenture will be secured equally and ratably with such secured indebtedness. (Senior Debt Indenture, Section 3.6)
     MERGER, CONSOLIDATION, SALE, LEASE OR CONVEYANCE. Each Indenture provides that the Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all the assets of the Company shall be a corporation organized under the laws of the United States or a state thereof or the District of Columbia, and shall expressly assume all obligations of the Company under such Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of such Indenture to be performed or observed by the Company. (Indentures, Section 9.1) This covenant would not apply to a recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or sale, lease or conveyance of all or substantially all of the assets of the Company.
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     Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there will be no covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.
EVENTS OF DEFAULT
     An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 60 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or such Indenture other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than such series; (d) certain events of bankruptcy, insolvency or reorganization; (e) failure by the Company to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in each of the Indentures means obligations (other than non-recourse obligations or the Debt Securities of such series issued under such Indenture) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments ("Indebtedness") in an amount in excess of $10,000,000 and continuance of such failure for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; or (f) a default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; PROVIDED, HOWEVER, that if any such failure, default or acceleration referred to in clause (e) or clause (f) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Indentures, Section 5.1)
     Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of such Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding may then declare the principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued under such Indenture and then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Indentures, Sections 5.1 and 5.10)
     Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities (treated as one class) issued under such Indenture before proceeding to exercise any right or power under such Indenture at the request of such holders. (Indentures, Section 6.2) Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Indentures, Section 5.9)
     Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the
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holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Indentures, Sections 5.6 and 5.9)
     Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Indentures, Section 3.5)
DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE
     The Company can discharge or defease its obligations under an Indenture as set forth below. (Indentures, Section 10.1)
     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under such Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.
     The Company may also discharge any and all of the obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defeasance"), but may not thereby avoid any duty to register the transfer or exchange of such series of Debt Securities, to replace any mutilated, destroyed, lost, or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities. Under terms satisfactory to the relevant Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by Sections 3.6 (in the case of the Senior Debt Indenture) and 9.1 (which contain the covenants described above limiting liens and consolidations, mergers, asset sales and leases), and omit to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things:
(i) the Company irrevocably deposits with the relevant Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) the Company delivers to the relevant Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal and interest payments on such series of Debt Securities (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordinated Debt Indenture
(a) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent the Company from making payments of principal of (and premium, if any) and interest on the subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and
(b) the Company delivers to the Trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the relevant Trustee and the holders of the subordinated Debt Securities would be entitled to certain rights as secured creditors in such trust funds.
MODIFICATION OF THE INDENTURES
     Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the forms or terms of Debt
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Securities of any series and (f) evidence the acceptance of appointment by a successor trustee. (Indentures, Section 8.1)
     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; PROVIDED that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby,
(a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), premium, if any, or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of such Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification. (Indentures, Section 8.2)
     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6) CONCERNING THE TRUSTEES
     The Company and its subsidiaries maintain ordinary banking relationships and credit facilities with Chemical Bank. In addition, Bankers Trust acts as Trustee under an Indenture dated as of June 12, 1986 related to the Company's 5.75% Convertible Subordinated Debentures due 2001.
               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES
     Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in compliance with United States federal income tax laws and regulations, Bearer Securities (including Bearer Securities in global form) will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons (as defined below), except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, agents and dealers participating in the offerings of Bearer Securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any Bearer Securities or during the restricted period (as defined in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(7)) (the "restricted period"), offer, sell, resell or deliver, directly or indirectly, any Bearer Securities in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above). In addition, any such underwriters, agents and dealers must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bearer Securities are aware of the above restrictions on the offering, sale, resale or delivery of Bearer Securities. Moreover, Bearer Securities (other than temporary global Debt Securities and Bearer Securities that satisfy the requirements of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(iii)) and any Coupons appertaining thereto will not be delivered in definitive form unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii)) stating that on such date such Bearer Security (i) is owned by a person that is not a United States person, (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such Bearer Security through a foreign branch of a United States financial institution and who holds the Bearer Security through such financial institution through such date (and in either case (a) or (b) above, each such United States financial institution agrees, on its own behalf or through its agent, that the Company may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) or (iii) is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of such Bearer Security is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or clause (ii) above), such financial institution certifies that it has not
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acquired the Bearer Security for purposes of resale directly or indirectly to a
United States person or to a person within the United States or its possessions.
     Bearer Securities (other than temporary global Debt Securities) and any Coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in such legend provide that, with certain exceptions, a United States person will not be permitted to deduct any loss and will not be eligible for capital gain treatment with respect to any gain, realized on the sale, exchange or redemption of such Bearer Security or Coupon.
     As used herein, "United States person " means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.
                          DESCRIPTION OF CAPITAL STOCK
     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.10 per share. As of June 30, 1995, there were outstanding 15,093,339 shares of Common Stock. As of such date, there were 34,906,661 shares of authorized but unissued Common Stock, including 4,493,803 shares reserved for issuance pursuant to various employee and director compensation plans and 810,411 shares reserved for issuance upon conversion of the Company's 5.75% Convertible Subordinated Debentures due 2001. Pursuant to the 1991 Equity Incentive Plan, awards may be made in each calendar year in respect of a maximum of 7.5% of the total shares of Common Stock outstanding on the first day of such year.
     Except as otherwise provided in the charter or required by law, the holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and do not have the right of cumulative voting in connection with elections for directors, which means that holders of more than half the outstanding shares of Common Stock can elect all of the directors of the Company.
     The holders of Common Stock of the Company are entitled to receive, pro rata, dividends, when and as declared by the Board of Directors in its discretion out of funds legally available therefor. The ability of the Company, as a holding company, to pay dividends on its Common Stock will be dependent upon, among other factors, the Company's earnings, financial condition and cash requirements at the time such payment is considered, and payment to it of dividends or principal and interest by, or the availability of other funds from, its subsidiaries. Dividends, loans and advances from certain subsidiaries, including Alex. Brown, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and various domestic and foreign regulatory bodies. Such restrictions could limit the ability of the Company to pay dividends to its stockholders.
     In the event of the dissolution of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to its stockholders after the payment of the liquidation preference of any outstanding preferred stock. The holders of Common Stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments by the Company. The Common Stock currently outstanding is validly issued, fully paid and non-assessable.
     The Board of Directors has the authority by resolution to reclassify any authorized but unissued shares of Common Stock as Preferred Stock and to determine all of the characteristics of such Preferred Stock without any further action by stockholders. For example, the Board of Directors is authorized to issue a series of Preferred Stock that would have the right to vote, separately or with any other series of Preferred Stock, on any proposed amendment to the Company's charter or any other proposed corporate action, including business combinations and other transactions. These additional shares may be utilized for a variety of proper corporate purposes, including future public offerings to raise additional capital or in connection with corporate acquisitions. One of the effects of the existence of unissued and unreserved Common Stock which may be reclassified as Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. In this regard, the charter grants the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock. Such rights could include the right to vote separately as a class on any proposed merger or consolidation, to cast a proportionately larger vote than the Common Stock on any such transaction or for all
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purposes, to elect directors having terms of office or effective voting rights greater than those of other directors, to convert Preferred Stock into a larger number of shares of Common Stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change of control or to exercise other rights designed to impede a takeover. The issuance of shares of Preferred Stock pursuant to the Board's authority described above could adversely affect the rights of the holders of the Common Stock. However, the Board of Directors currently does not contemplate the issuance of any Preferred Stock and is not aware of any pending or proposed transactions that would be affected by such issuance.
     Chemical Bank, New York, New York is the transfer agent and registrar for the Company's Common Stock.
     The Managing Directors and Principals of Alex. Brown and certain other persons are parties to the Company's First Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") and as of June 30, 1995 hold in the aggregate approximately 4.1 million shares of the Company's Common Stock and 7.5 million shares of the Company's Common Stock assuming exercise of all outstanding options and conversion of all outstanding convertible subordinated debentures. As of such date such shares constituted approximately 27% and 39%, respectively, of the votes that are entitled to be cast by the Common Stock at any meeting of the Company's stockholders. The parties to the Stockholders' Agreement are required to vote their shares of the Company's Common Stock in accordance with the vote of the holders of the majority of the shares subject to the Stockholders' Agreement. Subject to certain limitations, parties to the Stockholders' Agreement retain dispositive control of stock held subject to the terms of the Stockholders' Agreement.
SPECIAL VOTING REQUIREMENTS
     Under the Maryland General Corporation Law, certain stock issuances, mergers, capital reorganizations, and other transactions with a holder of more than 10% of the voting stock of a Maryland corporation (an "Interested Stockholder") not otherwise prohibited by law must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least
(i) 80% of the votes entitled to be cast by the holders of outstanding voting stock of the corporation, and (iii) two-thirds of the votes entitled to be cast by the holders of voting stock other than voting stock held by the Interested Stockholder or an affiliate or associate thereof (with dissenting stockholders having appraisal rights), unless certain value and other standards are met or an exemption is available.
                              PLAN OF DISTRIBUTION
     The Company may sell the Securities being offered hereby in three ways: (i) through agents, (ii) through underwriters and (iii) through dealers. Any such underwriters, dealers or agents may include Alex. Brown.
     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.
     If any underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.
     If a dealer is utilized in the sale of the Securities in respect of which the Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.
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     Debt Securities may also be offered and sold, if so indicated in the
Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which may include Alex. Brown ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.
     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.
     Any underwriters, agents or dealers utilized in the sale of Debt Securities will not confirm sales to accounts over which they exercise discretionary authority.
     Alex. Brown is a wholly owned subsidiary of the Company. Each offering of Debt Securities and any market-making activities by Alex. Brown with respect to Securities will be conducted in compliance with the requirements of Schedule E of the By-Laws of the NASD regarding a NASD member firm's distributing the securities of an affiliate. Following the initial distribution of any Securities, Alex. Brown may offer and sell Debt Securities in the course of its business as a broker-dealer. Alex. Brown may act as principal or agent in such transactions. This Prospectus may be used by Alex. Brown in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. Alex. Brown is not obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice.
                                 LEGAL MATTERS
     The validity of the Securities will be passed upon for the Company by Shearman & Sterling, New York, New York and, with respect to certain matters under Maryland law, by Robert F. Price, Secretary and General Counsel of the Company and a Managing Director of Alex. Brown. Mr. Price beneficially owns, or has rights to acquire under an employee benefit plan of the Company, less than one percent of the common stock of the Company. Certain legal matters relating to the Securities will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.
                                    EXPERTS
     The consolidated financial statements of the Company included in and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on consolidated financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated herein in reliance upon their report and said authority.
            ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES
     The Company and certain affiliates of the Company, including Alex. Brown, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Debt Securities are acquired by or with the assets of a pension or other employee benefit plan with respect to which Alex. Brown or any of its affiliates is a service provider, unless such Debt Securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. ANY INSURANCE COMPANY OR PENSION OR EMPLOYEE BENEFIT PLAN PROPOSING TO INVEST IN THE DEBT SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

                            ALEX. BROWN INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following are the expenses of the issuance and distribution of the securities being registered, all of which will be paid by the registrant. Other than the registration fee and the NASD filing fee, all of such expenses are estimated.

Registration fee........................................................................................   $  51,725
NASD filing fee.........................................................................................      15,500
Rating agency fees......................................................................................      90,000
Blue Sky fees and expenses..............................................................................       5,000
Printing and engraving expenses.........................................................................      20,000
Legal fees and expenses.................................................................................     200,000
Accounting fees and expenses............................................................................      30,000
Trustees' fees and expenses (including counsel fees)....................................................      15,000
Miscellaneous...........................................................................................       7,775
          Total.........................................................................................   $ 435,000

Item 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS
     Article Eight, Section 8 of the Charter of the Company provides for indemnification of directors and officers of the Company as follows:
          The Company shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws: (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The foregoing shall not limit the authority of the Company to indemnify other employees and agents consistent with law.
     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides as follows:
     (a) In this section the following words have the meanings indicated.
          (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.
          (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.
          (3) "Expenses" include attorney's fees.
          (4) "Official Capacity" means the following:
             (i) When used with respect to a director, the office of director in the corporation; and
             (ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.
             (iii) "Official Capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise or employee benefit plan.
          (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
          (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.
     (b)(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:
             (i) The act or omission of the director was material to the matter giving rise to the proceeding; and
             1. Was committed in bad faith; or
             2. Was the result of active and deliberate dishonesty; or
            (ii) The director actually received an improper personal benefit in money, property, or services; or
           (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.
          (2)(i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.
            (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.
          (3)(i) The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.
            (ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.
     (c) A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.
     (d) Unless limited by the charter:
          (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.
          (2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:
             (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or
             (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.
          (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.
     (e) (1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.
          (2) Such determination shall be made:
             (i) By the Board of Directors by a majority vote of quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;
             (ii) By special legal counsel selected by the Board of Directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or
             (iii) By the stockholders.
          (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for election of such counsel.
          (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.
     (f) (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the preceding, after a determination that the facts then known to those making the determination would not preclude indemnification under this section, upon receipt by the corporation of:
          (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and
          (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
          (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.
          (3) Payments under this subsection shall be made as provided by the charter, by-laws, or contract or as specified in subsection (e) of this section.
     (g) The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the by-laws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
     (h) This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.
     (i) For the purposes of this section:
          (1) The Corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;
          (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and
          (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.
     (j) Unless limited by the charter:
          (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);
          (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and
          (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, by-laws, general or specific action of its Board of Directors, or contract.
     (k) (1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.
         (2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.
         (3) The insurance or similar protection may not be provided by a subsidiary or an affiliate of the corporation.
     (l) Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholder's meeting or prior to the meeting.
     As permitted under Section (k) of Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, set forth above, the Company maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such whether or not the registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Item 16. EXHIBITS
     The following exhibits are filed as part of this Registration Statement. Where such filing is made by incorporation as an exhibit hereto by reference to a previously filed statement or report, such incorporation is noted.

EXHIBIT
NUMBER                                                       DESCRIPTION
    1    Form of Underwriting Agreement for Debt Securities.
  4.1    Form of Senior Debt Indenture between the Company and Chemical Bank, Trustee.
  4.2    Form of Subordinated Debt Indenture between the Company and Bankers Trust Company, as Trustee.
  4.3    Indenture dated as of June 12, 1986 between the Company and Bankers Trust Company, as Trustee, related to the
         Company's 5 3/4% Convertible Subordinated Debentures due 2001 (incorporated by reference to the corresponding
         Exhibit to Registration Statement No. 33-13289 on Form S-1 of the Company filed on April 9, 1987).
  4.4    Agreement to furnish Loan Agreements (incorporated by reference to the corresponding Exhibit to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1993).
  5.1    Opinion of Shearman & Sterling.
  5.2    Opinion of Robert F. Price, Secretary and General Counsel of the Company.
   12    Computation of Consolidated Ratio of Earnings to Fixed Charges.
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of Shearman & Sterling (included in Exhibit 5.1).
 23.3    Consent of Robert F. Price, Secretary and General Counsel of the Company (included in Exhibit 5.2).
   24    Powers of Attorney (included on signature pages).
 25.1    Statement of Eligibility and Qualification of Chemical Bank, Trustee under the Senior Debt Indenture on Form T-1.
 25.2    Statement of Eligibility and Qualification of Bankers Trust Company, Trustee under the Subordinated Debt Indenture on Form T-1.

Item 17. UNDERTAKINGS
     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (3) The undersigned registrant hereby undertakes:
          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (3)(a)(i) and (3)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) The undersigned registrant hereby undertakes that:
          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BALTIMORE AND STATE OF MARYLAND, ON THE 10TH DAY OF JULY, 1995.
                                      ALEX. BROWN INCORPORATED
                                      (Registrant)
                                      By           /s/ A. B. KRONGARD
                                                     A. B. Krongard
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               POWER OF ATTORNEY
          We, the undersigned directors and executive officers of Alex. Brown Incorporated, hereby severally constitute A. B. Krongard, Mayo A. Shattuck III and Beverly L. Wright, and each of them singly, our true and lawful attorneys with full power to them and each of them to sign for us, and in our names in the capacities indicated below, any and all amendments to the registration statement filed with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys to any and all amendments to said registration statement.
          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 10TH DAY OF JULY, 1995.

                      SIGNATURE                                                       TITLE
                         /s/ A. B. KRONGARD             Chief Executive Officer (Principal Executive Officer); Chairman of
                    A. B. Krongard                                             the Board of Directors
                     /s/ MAYO A. SHATTUCK III                      President; Chief Operating Officer; Director
                 Mayo A. Shattuck III
                       /s/ BEVERLY L. WRIGHT                          Treasurer and Chief Financial Officer
                  Beverly L. Wright                                (Principal Financial and Accounting Officer)
                         /s/ LEE A. AULT III                                         Director
                   Lee A. Ault III
                        /s/ NEIL R. AUSTRIAN                                         Director
                   Neil R. Austrian
                        /s/ THOMAS C. BARRY                                          Director
                   Thomas C. Barry
                  /s/ BENJAMIN H. GRISWOLD IV                                        Director
               Benjamin H. Griswold IV
                      /s/ DONALD B. HEBB, JR.                                        Director
                 Donald B. Hebb, Jr.

                      SIGNATURE                                                       TITLE
                     /s/ STEVEN MULLER, PH.D.                                        Director
                 Steven Muller, Ph.D.
                        /s/ DAVID M. NORMAN                                          Director
                   David M. Norman
                     /s/ FRANK E. RICHARDSON                                         Director
                 Frank E. Richardson

                                 EXHIBIT INDEX

                                                                                                                  LOCATION OF
                                                                                                                   EXHIBIT IN
                                                                                                                   SEQUENTIAL
EXHIBIT                                                                                                            NUMBERING
NUMBER                                          DESCRIPTION OF DOCUMENTS                                             SYSTEM
   1     Form of Underwriting Agreement for Debt Securities.
  4.1    Form of Senior Debt Indenture between the Company and Chemical Bank, as Trustee.
  4.2    Form of Subordinated Debt Indenture between the Company and Bankers Trust Company, as Trustee.
  5.1    Opinion of Shearman & Sterling.
  5.2    Opinion of Robert F. Price, Secretary and General Counsel of the Company.
  12     Computation of Consolidated Ratio of Earnings to Fixed Charges.
 23.1    Consent of KPMG Peat Marwick LLP.
 25.1    Statement of Eligibility and Qualification of Chemical Bank, Trustee under the Senior Debt Indenture on Form T-1.
 25.2    Statement of Eligibility and Qualification of Bankers Trust Company, Trustee under the Subordinated
         Debt Indenture on Form T-1.